FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Court Street Trust II

Fund	Fidelity Connecticut Municipal Money Market Fund
Trade Date	8/13/14
Settle Date	8/22/14
Security Name	STAMFORD CITY CT 5% 8/15/2015
CUSIP	852634GV0
Price	104.75
Transaction Value	$ 2,618,750.00
Class Size	$ 17,500,000
% of Offering	14.286%
Underwriter Purchased From	Raymond James & Associates, Inc.
Underwriting Members: (1)	Raymond James & Associates, Inc.
Underwriting Members: (2)	Morgan Stanley & Co. LLC
Underwriting Members: (3)	Fidelity Capital Markets
Underwriting Members: (4)	Jefferies LLC
Underwriting Members: (5)	City Securities Corp.
Underwriting Members: (6)	Winslow Evans & Crocker, Inc.
Underwriting Members: (7)	Stockcross Financial Services Inc.
Underwriting Members: (8)	Wedbush Securities Inc.